Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE FOURTH-QUARTER EARNINGS INCREASE 19.4% TO $0.55 PER DILUTED SHARE ON 11.0% GROWTH IN REVENUE
 ______________________________
Operating Ratio Improves to New Fourth-Quarter Record of 87.0%

THOMASVILLE, N.C. - (February 6, 2014) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and twelve-month periods ended December 31, 2013. Revenue for the fourth quarter of 2013 increased 11.0% to $592.5 million from $533.8 million for the fourth quarter of 2012. Net income rose 19.4% to $47.2 million for the fourth quarter of 2013 from $39.5 million for the fourth quarter of 2012, while earnings per diluted share rose 19.6% to $0.55 from $0.46 for the prior-year quarter. Old Dominion's operating ratio improved to 87.0% for the fourth quarter of 2013 compared with 87.4% for the fourth quarter of 2012.

Revenue increased 9.5% to $2.34 billion for 2013 from $2.13 billion for 2012. Net income was $206.1 million for 2013, an increase of 21.6% from $169.5 million for 2012, while earnings per diluted share grew 21.3% to $2.39 from $1.97 for the prior year. The Company's operating ratio improved to 85.5% for 2013 from 86.6% for 2012.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion completed another outstanding year in 2013 with record financial performance for both the year and the fourth quarter. We were pleased with the double-digit increase in revenue for the fourth quarter, which was primarily driven by increased market share. We continue to win market share by providing our customers with an unmatched value proposition of superior on-time, claims-free service at a fair and equitable price. We were also pleased with the 19.6% increase in earnings per diluted share, particularly in light of the operational challenges and increased costs resulting from the significant winter weather and more restrictive hours-of-service regulations during the fourth quarter of 2013. Despite these challenges, we improved our operating ratio to 87.0%, which is a new Company record for the fourth quarter. Our annual operating ratio also improved to 85.5%, which is the best annual operating ratio in our Company’s history.

“The Company’s revenue growth for the fourth quarter was primarily attributable to a 10.9% increase in total tons per work day. Revenue per hundredweight declined 0.3%, but increased 1.0% excluding fuel surcharges. The 1.4% increase in weight per shipment and 0.9% reduction in length of haul generally reduced our revenue per hundredweight in the fourth quarter. Due to the impact of these factors on revenue per hundredweight, changes in this metric do not always reflect changes in our base rates. For this reason, we manage our yield by focusing on individual customer profitability. We will continue to be disciplined with respect to our yield management process, as we believe yield improvement has been a key driver of our financial success and is critical for funding the ongoing investments necessary to provide best-in-class service.

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ODFL Reports Fourth-Quarter Financial Results

February 6, 2014

“Old Dominion’s fourth quarter of 2013 includes a significant increase in our benefit costs as compared to the prior-year period due primarily to increased costs for our group health and workers’ compensation plans. In addition, the improvement in our share price and net income resulted in higher costs for certain employee retirement plans; however, these costs were somewhat offset by gains on certain real estate transactions.

“Capital expenditures were $66.4 million for the fourth quarter, for a total of $295.6 million for the full year. We funded these expenditures from operating cash flow, while also further reducing our debt. As a result, our ratio of debt to total capitalization improved to 13.4% at December 31, 2013 from 14.8% at September 30, 2013 and 19.0% at December 31, 2012. We expect capital expenditures for 2014 to be approximately $342 million, which includes $132 million for real estate and expansion projects at existing facilities; $163 million for tractors, trailers and other equipment; and $47 million for technology and other assets. We expect to fund capital expenditures in 2014 primarily with our cash flow from operations.”

Mr. Congdon concluded, “Old Dominion achieved its best financial performance ever in 2013, and we are confident in our ability to win additional market share in 2014. This confidence is based on our long-term and ongoing investment in our people, equipment and technology, which enables us to deliver superior customer service at a fair and equitable price. By continuing to provide this value proposition, Old Dominion is positioned to continue to drive long-term growth in earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Standard Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through March 6, 2014. A telephonic replay will also be available through February 20, 2014 at (719) 457-0820, Confirmation Number 5701390.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) potential cost increases associated with healthcare legislation; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of replacement parts and new equipment, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration; (17) seasonal trends in the less-than-truckload industry, including the possibility of harsh weather conditions; (18) our dependence on key employees; (19) the concentration of our stock ownership with the Congdon family; (20) the costs and potential adverse impact

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ODFL Reports Fourth-Quarter Financial Results

February 6, 2014

associated with future changes in accounting standards or practices; (21) the impact caused by potential disruptions to our information technology systems or our service center network; (22) damage to our reputation from the misuse of social media; (23) dilution to existing shareholders caused by any issuance of additional equity; and (24) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services from a single integrated organization. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including international freight forwarding, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2013	2012	Chg.	2013	2012	Chg.
Revenue	$592,470	$533,797	11.0%	$2,337,648	$2,134,579	9.5%
Operating income	$76,845	$67,516	13.8%	$338,438	$285,254	18.6%
Operating ratio	87.0%	87.4%		85.5%	86.6%
Net income	$47,156	$39,481	19.4%	$206,113	$169,452	21.6%
Basic and diluted earnings per share	$0.55	$0.46	19.6%	$2.39	$1.97	21.3%
Basic and diluted weighted average shares outstanding	86,165	86,165	0.0%	86,165	86,165	0.0%

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ODFL Reports Fourth-Quarter Financial Results

February 6, 2014

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Fourth Quarter				Year To Date
(In thousands, except per share amounts)	2013		2012		2013		2012

Revenue (1)	$592,470	100.0%	$533,797	100.0%	$2,337,648	100.0%	$2,134,579	100.0%

Operating expenses:
Salaries, wages & benefits	308,159	52.0%	269,153	50.4%	1,170,773	50.1%	1,066,551	50.0%
Operating supplies & expenses	97,591	16.5%	95,895	18.0%	385,201	16.5%	378,534	17.7%
General supplies & expenses	16,054	2.7%	14,312	2.7%	69,765	3.0%	58,908	2.8%
Operating taxes & licenses	18,193	3.1%	16,843	3.2%	71,599	3.1%	67,526	3.2%
Insurance & claims	7,643	1.3%	6,010	1.1%	30,910	1.3%	29,681	1.4%
Communications & utilities	5,927	1.0%	5,424	1.0%	23,142	1.0%	19,980	0.9%
Depreciation & amortization	33,807	5.7%	29,948	5.6%	127,072	5.4%	110,743	5.2%
Purchased transportation (1)	27,575	4.6%	23,768	4.5%	106,435	4.5%	94,522	4.4%
Building and office equipment rents	2,784	0.5%	3,396	0.6%	11,920	0.5%	13,514	0.6%
Miscellaneous expenses, net	(2,108)	(0.4)%	1,532	0.3%	2,393	0.1%	9,366	0.4%

Total operating expenses	515,625	87.0%	466,281	87.4%	1,999,210	85.5%	1,849,325	86.6%

Operating income	76,845	13.0%	67,516	12.6%	338,438	14.5%	285,254	13.4%

Non-operating expense (income):
Interest expense	2,338	0.4%	2,755	0.5%	9,620	0.4%	11,541	0.6%
Interest income	(46)	(0.0)%	(6)	(0.0)%	(147)	(0.0)%	(113)	(0.0)%
Other (income) expense, net	(518)	(0.1)%	488	0.1%	279	0.0%	728	0.0%

Income before income taxes	75,071	12.7%	64,279	12.0%	328,686	14.1%	273,098	12.8%

Provision for income taxes	27,915	4.7%	24,798	4.6%	122,573	5.3%	103,646	4.9%

Net income	$47,156	8.0%	$39,481	7.4%	$206,113	8.8%	$169,452	7.9%

Earnings per share:
Basic and Diluted	$0.55		$0.46		$2.39		$1.97

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165		86,165		86,165

(1) -
The costs of purchased transportation for certain truckload brokerage and international freight forwarding services, which were netted against revenue in 2012, meet the criteria to be presented separately in operating expenses in accordance with Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition. As a result, our 2012 fourth quarter and year-to-date results include correcting adjustments to increase both revenue and purchased transportation of $6.5 million and $24.1 million, respectively, to conform to the current year presentation.

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ODFL Reports Fourth-Quarter Financial Results

February 6, 2014

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Fourth Quarter			Year to Date
	2013	2012	% Chg.	2013	2012	% Chg.

Work days	63	63	—%	254	254	—%
Operating ratio	87.0%	87.4%		85.5%	86.6%
Intercity miles (1)	114,525	104,238	9.9%	446,532	420,214	6.3%
Total tons (1)	1,866	1,682	10.9%	7,385	6,875	7.4%
Total tons per day (1)	29.6	26.7	10.9%	29.1	27.1	7.4%
Total shipments (1)	2,072	1,894	9.4%	8,279	7,765	6.6%
Revenue per intercity mile	$5.17	$5.12	1.0%	$5.24	$5.08	3.1%
Revenue per hundredweight (2)	$15.83	$15.87	(0.3)%	$15.85	$15.53	2.1%
Revenue per hundredweight excluding fuel surcharges (2)	$13.34	$13.21	1.0%	$13.30	$12.97	2.5%
Revenue per shipment (2)	$285.16	$281.81	1.2%	$282.78	$274.92	2.9%
Revenue per shipment excluding fuel surcharges (2)	$240.27	$234.67	2.4%	$237.37	$229.60	3.4%
Weight per shipment (lbs.)	1,801	1,776	1.4%	1,784	1,771	0.7%
Average length of haul (miles)	930	938	(0.9)%	936	941	(0.5)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	December 31,	December 31,
(In thousands)	2013	2012

Cash and cash equivalents	$30,174	$12,857
Other current assets	302,805	262,171
Total current assets	332,979	275,028
Net property and equipment	1,543,059	1,379,305
Other assets	56,051	58,181
Total assets	$1,932,089	$1,712,514

Current maturities of long-term debt	$35,715	$38,978
Other current liabilities	196,407	186,161
Total current liabilities	232,122	225,139
Long-term debt	155,714	201,429
Other non-current liabilities	312,171	259,977
Total liabilities	700,007	686,545
Equity	1,232,082	1,025,969
Total liabilities & equity	$1,932,089	$1,712,514
Note: The financial and operating statistics in this press release are unaudited.

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